                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY
                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 2000

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY
                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 2000
                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INDEPENDENT AUDITOR'S REPORT................................       1

FINANCIAL STATEMENTS
  CONSOLIDATED BALANCE SHEETS...............................       2
  CONSOLIDATED STATEMENTS OF INCOME.........................       3
  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME...........       4
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY...........       5
  CONSOLIDATED STATEMENTS OF CASH FLOWS.....................       6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................    7-23

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
PEOPLES BANCORP, INC. AND SUBSIDIARY
CARROLLTON, GEORGIA

    We have audited the accompanying consolidated balance sheets of PEOPLES BANCORP, INC. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /S/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
January 24, 2001

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS

Cash and due from banks.....................................  $   933,481   $ 1,556,046
Interest-bearing deposits in banks..........................      328,667       199,284
Federal funds sold..........................................    2,664,668     2,023,404
Securities available-for-sale...............................   11,089,811    11,695,721

Loans.......................................................   47,902,002    30,149,432
Less allowance for loan losses..............................      577,200       376,817
                                                              -----------   -----------
    Loans, net..............................................   47,324,802    29,772,615

Premises and equipment......................................    4,241,787     3,798,492
Other assets................................................      699,817       570,033
                                                              -----------   -----------
    TOTAL ASSETS............................................  $67,283,033   $49,615,595
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing.......................................  $ 3,047,967   $ 1,925,700
  Interest-bearing..........................................   49,245,538    36,837,819
                                                              -----------   -----------
    Total deposits..........................................   52,293,505    38,763,519
  Other borrowings..........................................    6,000,000     2,500,000
  Other liabilities.........................................      649,874       401,016
                                                              -----------   -----------
    TOTAL LIABILITIES.......................................   58,943,379    41,664,535
                                                              -----------   -----------
Commitments and contingencies

Stockholder's equity
  Preferred stock, par value $.01; 1,000,000 shares
    authorized;
    none issued or outstanding..............................           --            --
  Common stock, par value $.01; 10,000,000 shares
    authorized;
    800,000 shares issued and outstanding...................        8,000         8,000
  Capital surplus...........................................    7,970,587     7,970,587
  Retained earnings.........................................      337,744       109,704
  Accumulated other comprehensive income (loss).............       23,323      (137,231)
                                                              -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY..............................    8,339,654     7,951,060
                                                              -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $67,283,033   $49,615,595
                                                              ===========   ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
INTEREST INCOME
  Loans.....................................................  $4,212,937   $2,222,506
  Taxable securities........................................     698,393      679,694
  Federal funds sold........................................     114,803      143,606
  Deposits in banks.........................................      17,595        9,388
                                                              ----------   ----------
    TOTAL INTEREST INCOME...................................   5,043,728    3,055,194
                                                              ----------   ----------
INTEREST EXPENSE
  Deposits..................................................   2,403,145    1,490,512
  Other borrowings..........................................     250,681        4,400
                                                              ----------   ----------
    TOTAL INTEREST EXPENSE..................................   2,653,826    1,494,912
                                                              ----------   ----------
    NET INTEREST INCOME.....................................   2,389,902    1,560,282
PROVISION FOR LOAN LOSSES...................................     339,000      199,500
                                                              ----------   ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....   2,050,902    1,360,782
                                                              ----------   ----------
OTHER INCOME
  Service charges on deposit accounts.......................      99,571       69,708
  Other operating income....................................     126,554      126,231
  Gain on sales of securities available-for-sale............       6,514       15,713
                                                              ----------   ----------
    TOTAL OTHER INCOME......................................     232,639      211,652
                                                              ----------   ----------
OTHER EXPENSES
  Salaries and employee benefits............................   1,048,677      721,357
  Equipment and occupancy expenses..........................     299,518       70,616
  Other operating expenses..................................     604,676      475,777
                                                              ----------   ----------
    TOTAL OTHER EXPENSES....................................   1,952,871    1,267,750
                                                              ----------   ----------
    INCOME BEFORE INCOME TAXES..............................     330,670      304,684

INCOME TAXES EXPENSE........................................     102,630       49,632
                                                              ----------   ----------
      NET INCOME............................................  $  228,040   $  255,052
                                                              ==========   ==========
BASIC AND DILUTED EARNINGS PER SHARE........................  $     0.29   $     0.32
                                                              ==========   ==========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                2000       1999
                                                              --------   ---------
NET INCOME..................................................  $228,040   $ 255,052
                                                              --------   ---------

OTHER COMPREHENSIVE INCOME (LOSS):

  Unrealized gains (losses) on securities
    available-for-sale:

    Unrealized holding gains (losses) arising during period,
      net of tax (benefits) of $84,100 and $(91,202),
      respectively..........................................   164,853    (178,640)

    Reclassification adjustment for gains realized in net
      income, net of tax of $2,215 and $5,342,
      respectively..........................................    (4,299)    (10,371)
                                                              --------   ---------
OTHER COMPREHENSIVE INCOME (LOSS)...........................   160,554    (189,011)
                                                              --------   ---------
CPMPREHENSIVE INCOME........................................  $388,594   $  66,041
                                                              ========   =========

                See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                              ACCUMULATED
                                 COMMON STOCK                    RETAINED        OTHER           TOTAL
                             --------------------    CAPITAL     EARNINGS    COMPREHENSIVE   STOCKHOLDERS'
                              SHARES    PAR VALUE    SURPLUS     (DEFICIT)   INCOME (LOSS)      EQUITY
                             --------   ---------   ----------   ---------   -------------   -------------
BALANCE, DECEMBER 31,
  1998.....................  800,000     $8,000     $7,970,587   $(145,348)    $  51,780      $7,885,019
  Net income...............       --         --             --     255,052            --         255,052
  Other comprehensive
    loss...................       --         --             --          --      (189,011)       (189,011)
                             -------     ------     ----------   ---------     ---------      ----------
BALANCE, DECEMBER 31,
  1999.....................  800,000      8,000      7,970,587     109,704      (137,231)      7,951,060
  Net income...............       --         --             --     228,040            --         228,040
  Other comprehensive
    income.................       --         --             --          --       160,554         160,554
                             -------     ------     ----------   ---------     ---------      ----------
BALANCE, DECEMBER 31,
  2000.....................  800,000     $8,000     $7,970,587   $ 337,744     $  23,323      $8,339,654
                             =======     ======     ==========   =========     =========      ==========

                See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                  2000           1999
                                                              ------------   ------------
OPERATING ACTIVITIES

  Net income................................................  $    228,040   $    255,052
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................       154,734         45,170
    Deferred income taxes...................................        (9,040)       (61,670)
    Provision for loan losses...............................       339,000        199,500
    Gain on sales of securities available-for-sale..........        (6,514)       (15,713)
    Loss on sales of premises and equipment.................            --          4,925
    Increase in interest receivable.........................      (192,216)      (106,016)
    Increase in interest payable............................       294,244        101,652
    Other operating activities..............................       (55,800)        43,480
                                                              ------------   ------------
      Net cash provided by operating activities.............       752,448        466,380
                                                              ------------   ------------

INVESTING ACTIVITIES
  Net increase in interest-bearing deposits in banks........      (129,383)        (1,284)
  Purchases of securities available-for-sale................    (3,675,028)    (4,922,082)
  Proceeds from sales of securities available-for-sale......        30,494      2,200,520
  Proceeds from maturities of securities
    available-for-sale......................................     4,499,397      2,069,512
  Net increase in Federal funds sold........................      (641,264)      (573,246)
  Net increase in loans.....................................   (17,891,187)   (12,125,276)
  Proceeds from sale of premises and equipment..............            --        340,100
  Purchase of premises and equipment........................      (598,029)    (1,809,526)
                                                              ------------   ------------
      Net cash used in investing activities.................   (18,405,000)   (14,821,282)
                                                              ------------   ------------

FINANCING ACTIVITIES
  Net increase in deposits..................................    13,529,987     12,372,378
  Net proceeds from other borrowings........................     3,500,000      2,500,000
                                                              ------------   ------------
      Net cash provided by financing activities.............    17,029,987     14,872,378
                                                              ------------   ------------
Net increase (decrease) in cash and due from banks..........      (622,565)       517,476
Cash and due from banks at beginning of year................     1,556,046      1,038,570
                                                              ------------   ------------
Cash and due from banks at end of year......................  $    933,481   $  1,556,046
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
    Interest................................................  $  2,359,582   $  1,393,260

    Income taxes............................................  $    176,903   $     91,922

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Peoples Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Peoples Bank of West Georgia (the "Bank"). The Bank is a commercial bank located in Carrollton, Carroll County, Georgia. The Bank provides a full range of banking services in its primary market area of Carroll County and the surrounding counties.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

CASH, DUE FROM BANKS AND CASH FLOWS

    For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

    The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

    Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

    Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS

    Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid balance.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

    The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

    The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

PREMISES AND EQUIPMENT

    Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

    Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2000 or 1999.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TRANSFERS OF FINANCIAL ASSETS

    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and
(3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

    Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

STOCK COMPENSATION PLANS

    Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER SHARE

    Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

COMPREHENSIVE INCOME

    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT DEVELOPMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES,effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(A) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (B) a hedge of the exposure to variable cash flows of a forecasted transaction, or (C) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE 2. SECURITIES

    The amortized cost and fair value of securities are summarized as follows:

                                                                GROSS        GROSS
                                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                                -----------   ----------   ----------   -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2000:
  U.S. GOVERNMENT AND AGENCY SECURITIES.......  $ 1,502,455     $24,051    $      --    $ 1,526,506
  MORTGAGE-BACKED SECURITIES..................    9,032,308      49,464      (42,905)     9,038,867
  EQUITY SECURITIES...........................      219,710       4,728           --        224,438
  RESTRICTED EQUITY SECURITIES................      300,000          --           --        300,000
                                                -----------     -------    ---------    -----------
                                                $11,054,473     $78,243    $ (42,905)   $11,089,811
                                                ===========     =======    =========    ===========
  December 31, 1999:
  U.S. Government and agency securities.......  $ 2,497,711     $    --    $ (22,380)   $ 2,475,331
  Mortgage-backed securities..................    9,238,431      17,633     (200,754)     9,055,310
  Equity securities...........................       23,980          --       (1,600)        22,380
  Restricted equity securities................      142,700          --           --        142,700
                                                -----------     -------    ---------    -----------
                                                $11,902,822     $17,633    $(224,734)   $11,695,721
                                                ===========     =======    =========    ===========

    Securities with a carrying value of $901,000 and $1,166,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SECURITIES (CONTINUED)

    The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                                     SECURITIES AVAILABLE-FOR-SALE
                                                     -----------------------------
                                                       AMORTIZED         FAIR
                                                         COST            VALUE
                                                     -------------   -------------
Due from one to five years.........................   $ 1,002,455     $ 1,017,645
Due from five to ten years.........................       500,000         508,861
Mortgage-backed securities.........................     9,032,308       9,038,867
                                                      -----------     -----------
                                                      $10,534,763     $10,565,373
                                                      ===========     ===========

    Gains and losses on sales of securities available-for-sale consist of the following:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               2000       1999
                                                             --------   --------
Gross gains................................................   $6,514    $15,950
Gross losses...............................................       --       (237)
                                                              ------    -------
Net realized gains.........................................   $6,514    $15,713
                                                              ======    =======

NOTE 3. LOANS

    The composition of loans is summarized as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        2000          1999
                                                     -----------   -----------
Commercial.........................................  $ 6,272,000   $ 5,586,000
Real estate--construction..........................   13,836,000     3,759,000
Real estate--mortgage..............................   22,857,000    16,472,000
Consumer, instalment and other.....................    4,937,002     4,332,432
                                                     -----------   -----------
                                                      47,902,002    30,149,432
Allowance for loan losses..........................     (577,200)     (376,817)
                                                     -----------   -----------
Loans, net.........................................  $47,324,802   $29,772,615
                                                     ===========   ===========

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. LOANS (CONTINUED)

    Changes in the allowance for loan losses are as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                           2000        1999
                                                         ---------   --------
BALANCE, BEGINNING OF YEAR.............................  $ 376,817   $214,502
  Provision for loan losses............................    339,000    199,500
  Loans charged off....................................   (142,320)   (39,279)
  Recoveries of loans previously charged off...........      3,703      2,094
                                                         ---------   --------
BALANCE, END OF YEAR...................................  $ 577,200   $376,817
                                                         =========   ========

    The total recorded investment in impaired loans was $88,630 and $10,943 at December 31, 2000 and 1999, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, at December 31, 2000 and 1999. The average recorded investment in impaired loans for 2000 and 1999 was $83,425 and $8,401, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2000 and 1999.

    In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended
December 31, 2000 are as follows:

BALANCE, BEGINNING OF YEAR..................................  $ 4,811,546
  Advances..................................................    1,026,152
  Repayments................................................   (4,476,275)
                                                              -----------
BALANCE, END OF YEAR........................................  $ 1,361,423

NOTE 4. PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Land.................................................  $1,500,000   $1,200,000
Buildings and improvements...........................   2,218,934    2,056,081
Equipment............................................     756,055      620,879
                                                       ----------   ----------
                                                        4,474,989    3,876,960
Accumulated depreciation.............................    (233,202)     (78,468)
                                                       ----------   ----------
                                                       $4,241,787   $3,798,492
                                                       ==========   ==========

    The Company leases to nonrelated entities portions of its banking facilities under operating lease agreements. Rental income from these leases was $57,370 and $33,050 for the years ended

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. PREMISES AND EQUIPMENT (CONTINUED)

December 31, 2000 and 1999, respectively. The Company had nonrecurring other rental income of $64,917 in 1999. The total rental income of $57,370 and $97,967 is reported as a reduction of equipment and occupancy expenses.

    In 1999, the Company entered into an operating lease agreement of certain of its branch facilities with a director of the Company. The lease requires monthly rental of $1,225 per month through April of 2002. Rental expense incurred under this lease for the years ended December 31, 2000 and 1999 amounted to $14,700 and $9,800, respectively.

NOTE 5. DEPOSITS

    The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $8,957,090 and $12,985,886, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

2001........................................................  $32,356,258
2002........................................................    2,297,021
2003........................................................      587,676
2004........................................................       28,687
2005........................................................       33,507
                                                              -----------
                                                              $35,303,149
                                                              ===========

    The Company had related party deposits of $4,606,629 and $6,360,736 at December 31, 2000 and 1999, respectively. Related party deposits for December 31, 2000 and 1999 included one depositor's accounts totaling $4,050,513 and $5,898,397, respectively.

NOTE 6. OTHER BORROWINGS

    Other borrowings consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Advance from Federal Home Loan Bank with interest payable
  monthly at 6.35%, due on June 1, 2000.....................  $       --   $2,500,000
Advance from Federal Home Loan Bank with interest payable
  monthly at 6.84%, due on January 2, 2001..................   1,000,000           --
Advance from Federal Home Loan Bank with interest payable
  monthly at 7.01%, due on January 2, 2001..................   1,000,000           --
Advance from Federal Home Loan Bank with interest payable
  monthly at 6.60%, due on January 29, 2001.................   1,500,000           --
Advance from Federal Home Loan Bank with interest payable
  monthly at 6.38%, due on June 21, 2001....................   2,500,000           --
                                                              ----------   ----------
                                                              $6,000,000   $2,500,000
                                                              ==========   ==========

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. OTHER BORROWINGS (CONTINUED)

    The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgage loans and the Company's investment in Federal Home Loan Bank stock.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 2000 and 1999 amounted to $45,032 and $31,757, respectively.

    The Company has reserved 75,000 shares of common stock for issuance to key employees under an incentive stock option plan. Options may be granted at prices equal to the fair market value of the shares at the date of grant and are exercisable as determined by the Company's Stock Option Plan Committee. The options expire ten years from the date of grant. Other pertinent information related to the options is as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------------
                                                              2000                        1999
                                                    -------------------------   -------------------------
                                                                 WEIGHTED-                   WEIGHTED-
                                                                  AVERAGE                     AVERAGE
                                                     NUMBER    EXERCISE PRICE    NUMBER    EXERCISE PRICE
                                                    --------   --------------   --------   --------------
Under option, beginning of year...................   31,500        $10.00        21,500        $10.00
  Granted.........................................   28,500         10.13        10,000         10.00
  Exercised.......................................       --            --            --            --
  Terminated......................................       --            --            --            --
                                                    -------                      ------
Under option and exercisable, end of year.........   60,000         10.06        31,500         10.00
                                                    =======                      ======
Weighted average remaining contractual life.......     9.62                        9.31
                                                    =======                      ======
Weighted average fair value of options granted
  during the year.................................  $  4.65                      $ 4.86
                                                    =======                      ======

    The Company applies Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                                                     YEARS ENDED
                                                                                     DECEMBER 31,
                                                                                ----------------------
                                                                                  2000          1999
                                                                                --------      --------
Net income                   As reported......................................  $228,040      $255,052
                             Pro forma........................................  $145,631      $222,967

Earnings per share           As reported......................................  $   0.29      $   0.32
                             Pro forma........................................  $   0.18      $   0.28

Earnings per share--         As reported......................................  $   0.29      $   0.32
  assuming dilution          Pro forma........................................  $   0.18      $   0.28

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Dividend yield...........................................         0%         0%
Expected life............................................  10 years   10 years
Expected volatility......................................         0%         0%
Risk-free interest rate..................................      6.23%      6.77%

NOTE 8. INCOME TAXES

    Income tax expense consists of the following:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                           2000          1999
                                                         --------      --------
Current................................................  $111,670      $111,302
Deferred...............................................    (9,040)       (6,445)
Change in valuation allowance..........................        --       (55,225)
                                                         --------      --------
      Income tax expense...............................  $102,630      $ 49,632
                                                         ========      ========

    The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                               2000                  1999
                                                        -------------------   -------------------
                                                         AMOUNT    PERCENT     AMOUNT    PERCENT
                                                        --------   --------   --------   --------
Income taxes at statutory rate........................  $112,428      34%     $103,593         34%
  Other items.........................................    (9,798)     (3)        1,264         --
  Change in valuation allowance.......................        --      --       (55,225)       (18)
                                                        --------      --      --------   --------
Income tax expense....................................  $102,630      31%     $ 49,632         16%
                                                        ========      ==      ========   ========

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. INCOME TAXES (CONTINUED)

    The components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Deferred tax assets:
  Loan loss reserves........................................  $160,064   $ 91,335
  Preopening and organizational expenses....................    28,169     47,135
  Securities available-for-sale.............................        --     69,870
  Other.....................................................     3,604      6,738
                                                              --------   --------
                                                               191,837    215,078
                                                              --------   --------
Deferred tax liabilities:
  Depreciation..............................................    75,205     37,616
  Securities available-for-sale.............................    12,015         --
                                                              --------   --------
                                                                87,220     37,616
                                                              --------   --------
Net deferred tax assets.....................................  $104,617   $177,462
                                                              ========   ========

NOTE 9. EARNINGS PER SHARE

    Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000          1999
                                                              --------      --------
Basic Earnings Per Share:
  Weighted average common shares outstanding................   800,000       800,000
                                                              ========      ========
  Net income................................................  $228,040      $255,052
                                                              ========      ========
  Basic earnings per share..................................  $   0.29      $   0.32
                                                              ========      ========
Diluted Earnings Per Share:
  Weighted average common shares outstanding................   800,000       800,000
  Net effect of the assumed exercise of stock options based
    on the treasury stock method using average market prices
    for the year............................................        --            --
                                                              --------      --------
  Total weighted average common shares and common stock
    equivalents outstanding.................................   800,000       800,000
                                                              ========      ========
  Net income................................................  $228,040      $255,052
                                                              ========      ========
  Diluted earnings per share................................  $   0.29      $   0.32
                                                              ========      ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

    The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         2000          1999
                                                      -----------   ----------
Commitments to extend credit........................  $13,600,000   $5,307,000
Standby letters of credit...........................      100,000       90,000
                                                      -----------   ----------
                                                      $13,700,000   $5,397,000
                                                      ===========   ==========

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

    In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

    The Company originates primarily commercial, residential, and consumer loans to customers in Carroll County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

    Seventy-seven percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

    The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital or approximately $1,500,000.

NOTE 12. REGULATORY MATTERS

    The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, approximately $120,000 of dividends could be declared without regulatory approval.

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Company and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                     TO BE WELL
                                                                                                     CAPITALIZED
                                                                                                        UNDER
                                                                                                       PROMPT
                                                                               FOR CAPITAL           CORRECTIVE
                                                                                ADEQUACY               ACTION
                                                        ACTUAL                  PURPOSES             PROVISIONS
                                                  -------------------      -------------------   -------------------
                                                   AMOUNT     RATIO         AMOUNT     RATIO      AMOUNT     RATIO
                                                  --------   --------      --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
DECEMBER 31, 2000:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED..................................   $8,893     17.27%        $4,121       8%       $  N/A      N/A
  BANK..........................................   $6,961     13.81%        $4,032       8%       $5,039       10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED..................................   $8,316     16.15%        $2,061       4%       $  N/A      N/A
  BANK..........................................   $6,384     12.67%        $2,016       4%       $3,024        6%
TIER I CAPITAL TO AVERAGE ASSETS
  CONSOLIDATED..................................   $8,316     12.87%        $2,585       4%       $  N/A      N/A
  BANK..........................................   $6,384     10.04%        $2,545       4%       $3,181        5%

                                                                                                     TO BE WELL
                                                                                                     CAPITALIZED
                                                                                                        UNDER
                                                                                                       PROMPT
                                                                               FOR CAPITAL           CORRECTIVE
                                                                                ADEQUACY               ACTION
                                                        ACTUAL                  PURPOSES             PROVISIONS
                                                  -------------------      -------------------   -------------------
                                                   AMOUNT     RATIO         AMOUNT     RATIO      AMOUNT     RATIO
                                                  --------   --------      --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
December 31, 1999:
Total Capital to Risk Weighted Assets
  Consolidated..................................   $8,465     26.41%        $2,565       8%       $  N/A     N/ A
  Bank..........................................   $6,520     20.69%        $2,521       8%       $3,151       10%
Tier I Capital to Risk Weighted Assets
  Consolidated..................................   $8,088     25.23%        $1,283       4%       $  N/A     N/ A
  Bank..........................................   $6,143     19.50%        $1,261       4%       $1,891        6%
Tier I Capital to Average Assets
  Consolidated..................................   $8,088     17.40%        $1,860       4%       $  N/A     N/ A
  Bank..........................................   $6,143     13.37%        $1,838       4%       $2,297        5%

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

    CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS
     SOLD:

    The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate fair values.

    SECURITIES:

    Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS:

    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

DEPOSITS:

    The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

OTHER BORROWINGS:

    The carrying amounts of other borrowings approximate their fair values.

ACCRUED INTEREST:

    The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE SHEET INSTRUMENTS:

    Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

    The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                DECEMBER 31, 2000           DECEMBER 31, 1999
                                            -------------------------   -------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                              AMOUNT         VALUE        AMOUNT         VALUE
                                            -----------   -----------   -----------   -----------
FINANCIAL ASSETS:
  Cash, due from banks, interest-bearing
    deposits in banks, and Federal funds
    sold..................................  $ 3,926,816   $ 3,926,816   $ 3,778,734   $ 3,778,734
  Securities available-for-sale...........   11,089,811    11,089,811    11,695,721    11,695,721
  Loans...................................   47,324,802    47,248,463    29,772,615    30,135,863
  Accrued interest receivable.............      565,185       565,185       372,969       372,969

FINANCIAL LIABILITIES:
  Deposits................................   52,293,505    52,482,246    38,763,519    38,721,694
  Other borrowings........................    6,000,000     6,000,000     2,500,000     2,500,000
  Accrued interest payable................      550,707       550,707       256,463       256,463

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.  SUPPLEMENTARY FINANCIAL DATA

    Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                         2000            1999
                                                       ---------       ---------
OTHER OPERATING INCOME:
  Mortgage origination fee income....................  $112,901        $117,884
OTHER OPERATING EXPENSES:
  Legal and professional.............................    64,510          57,798
  Advertising........................................    68,899          44,019
  Data processing....................................   115,791          65,186

NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION

    The following information presents the condensed balance sheets, statements of income and cash flows of Peoples Bancorp, Inc. as of and for the years ended December 31, 2000 and 1999:

                            CONDENSED BALANCE SHEETS

                                                                 2000         1999
                                                              ----------   ----------
ASSETS
  Cash......................................................  $  715,768   $1,393,317
  Interest-bearing deposits in banks........................     112,048      100,284
  Securities available-for-sale.............................     224,438       22,380
  Investment in subsidiary..................................   6,404,442    6,007,413
  Premises and equipment....................................     862,955      416,819
  Other assets..............................................      20,003       10,847
                                                              ----------   ----------
    Total assets............................................  $8,339,654   $7,951,060
                                                              ==========   ==========
      TOTAL STOCKHOLDERS' EQUITY............................  $8,339,654   $7,951,060
                                                              ==========   ==========

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME

                                                                2000       1999
                                                              --------   --------
INCOME
  Interest and dividends....................................  $  7,733   $  5,451
  Rental income from subsidiary.............................    30,000         --
  Gain on sales of securities available-for-sale............     6,514     12,005
                                                              --------   --------
                                                                44,247     17,456
                                                              --------   --------
  Salaries and employee benefits............................    48,741         --
  Equipment and occupancy expenses..........................    13,815         --
  Other operating expenses..................................     5,543      6,697
                                                              --------   --------
                                                                68,099     80,364
                                                              --------   --------
  INCOME (LOSS) BEFORE INCOME TAX BENEFITS AND EQUITY IN
    UNDISTRIBUTED EARNINGS OF SUBSIDIARY....................   (23,852)    10,759

INCOME TAX BENEFITS.........................................   (10,696)    (9,910)
                                                              --------   --------

  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY..............................................   (13,156)    20,669

EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY..............   241,196    234,383
                                                              --------   --------
  NET INCOME................................................  $228,040   $255,052
                                                              ========   ========

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 2000         1999
                                                              ----------   ----------
OPERATING ACTIVITIES
  Net income................................................  $  228,040   $  255,052
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation............................................       8,927           --
    Gain on sales of securities available-for-sale..........      (6,514)     (12,005)
    Equity in undistributed earnings of subsidiary..........    (241,196)    (234,383)
    Other operating activities..............................     (10,763)     (10,848)
                                                              ----------   ----------
      NET CASH USED IN OPERATING ACTIVITIES.................     (21,506)      (2,184)
                                                              ----------   ----------
INVESTING ACTIVITIES
  Net increase in interest-bearing deposits in banks........     (11,764)    (100,284)
  Purchases of securities available-for-sale................    (219,710)     (23,980)
  Proceeds from sales of securities available-for-sale......      30,494      197,278
  Purchase of premises and equipment........................    (455,063)    (416,819)
                                                              ----------   ----------
    Net cash used in investing activities...................    (656,043)    (343,805)
                                                              ----------   ----------

Net decrease in cash........................................    (677,549)    (345,989)
Cash at beginning of year...................................   1,393,317    1,739,306
                                                              ----------   ----------
Cash at end of year.........................................  $  715,768   $1,393,317
                                                              ==========   ==========

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